As filed with the Securities and Exchange Commission on March 5, 2009
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sun Healthcare Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
___________________
Delaware	85-0410612
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
18831 Von Karman, Suite 400
Irvine, California 92612
(Address, Including Zip Code, of Principal Executive Offices)
___________________
Sun Healthcare Group, Inc. Deferred Compensation Plan
(Full Title of the Plan)
___________________
Michael Berg, Esq.
Sun Healthcare Group, Inc.
101 Sun Avenue NE
Albuquerque, New Mexico 87109
(505) 821-3355
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Andor D. Ternor, Esq.
O'Melveny & Myers LLP
610 Newport Center Dr., Suite 1700
Newport Beach, California 92660
(949) 760-9600
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer” and “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
    Large accelerated filer  Accelerated filer☒  Non-accelerated filer  Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Deferred Compensation Obligations(1)	$20,000,000(1)	100%(2)	$20,000,000(2)	$786(2)

(1)
The Deferred Compensation Obligations being registered are general unsecured obligations of Sun Healthcare Group, Inc. to pay deferred compensation in the future to participating members of a select group of directors, management and highly compensated employees in accordance with the terms of the Sun Healthcare Group, Inc. Deferred Compensation Plan.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(h). The Exhibit Index for this Registration Statement is at page 10.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of this Form S-8 will be delivered to each individual who is eligible to participate in the Sun Healthcare Group, Inc. Deferred Compensation Plan (the “Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed with the Commission by Sun Healthcare Group, Inc. (the “Company”) are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2008, filed with the Commission on March 4, 2009.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Plan provides a select group of management and highly compensated employees (“Eligible Employees”) and non-employee directors (“Directors”) of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation.

The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees and Directors (“Participants”) in accordance with the terms of the Plan from the general assets of the Company and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

     Subject to certain limits set forth in the Plan (including a minimum deferral amount of five percent of salary), each Participant may elect to defer up to 80% of his or her salary, up to 100% of his or her director’s fees and/or up to 100% of his or her bonus, if any, payable with respect to a particular calendar year (“Deferrals”). To the extent any Participant receives a refund under the Sun Healthcare Group, Inc. 401(k) Plan as a result of limitations on contributions by that Participant under the terms of the 401(k) Plan and applicable law (an “Excess 401(k) Benefit”), the amount of the Excess 401(k) Benefit may be deferred under the Plan from compensation otherwise payable to the Participant.  Each Participant’s Deferrals and the amount of any deferred Excess 401(k) Benefit are credited with matching contributions from the Company, at the Company's discretion from year to year, of up to 25% of the first 6% of compensation deferred (subject to offset for any matching contributions under the 401(k) Plan), and may also be credited with discretionary contributions from the Company.

     Each  Participant’s Deferrals, together with any Excess 401(k) Benefit amount which is deferred and Company contributions, are credited to a “Deferral Account” in the form of cash. The Deferral Account is used for bookkeeping purposes only.

     A Participant is generally 100% vested in the Participant’s Deferral Account at all times, however any discretionary contributions from the Company credited to a Participant’s Deferral Account may be subject to vesting requirements. A Participant’s Deferrals are credited to the Participant’s Deferral Account as soon as practicable after the Company otherwise would have paid the amount of the Deferrals to the Participant. A Participant’s deferred Excess 401(k) Benefit amount for a given year is generally credited to the Participant’s Deferral Account in the first quarter of the next year.  Company matching contributions for a plan year are credited to the Participant’s Deferral Account as soon as practicable after the applicable plan year, and any discretionary contributions will be credited as soon as practicable after they are declared.  Amounts in a Participant’s Deferral Account are credited on a daily basis with deemed earnings or losses associated with deemed investments in investment alternatives selected by the Participant in accordance with the terms of the Plan. The amounts in a Participant’s Deferral Account will not, however, actually be invested in the investment alternatives.

     A Participant may elect to receive a distribution of the Participant’s Deferral Accounts on the Participant’s separation from service, death or disability, upon the occurrence of an unforeseeable emergency or a change in control, or on a date or dates selected by the Participant. With respect to distributions on the Participant’s separation from service on or after retirement or early retirement, on the Participant’s disability or on a date or dates specified by the Participant, the Participant may elect to receive a distribution of the Participant’s Deferral Accounts in a single lump sum payment or in installments over a period of two to  fifteen years (five years for distributions on a specified date). If a Participant becomes entitled to a distribution due to the Participant’s separation from service prior to retirement or early retirement, or due to the  occurrence of an unforeseeable emergency or change in control, the Participant will receive the distribution of the Participant’s Deferral Accounts (including any amounts the Participant previously had elected to receive on a specific date or dates) in a single lump sum payment. The Company also may distribute the Participant’s Deferral Accounts in a single lump sum payment if the total value of the Participant’s Deferral Account does not exceed an amount specified in the Plan. The Participant’s Deferral Account is paid in the form of cash.

     Except for transfers pursuant to qualified domestic relations orders, no amount payable or deliverable under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants. The Company reserves the right to amend or terminate the Plan at any time.

     The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and Directors and the amounts of their salaries, bonuses, fees or the Excess 401(k) Benefit, if any, to which they are entitled. The duration of the Plan is indefinite.

The Deferred Compensation Obligations are not convertible into any other security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the Deferred Compensation Obligations registered hereby is passed on for the Company by Michael Newman.  Mr. Newman is the Company’s Executive Vice President, General Counsel and is compensated by the Company as an employee. Mr. Newman is also an Eligible Employee, and as such may elect to participate in the Plan.

Item 6. Indemnification of Directors and Officers

          As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends of stock purchased or redemptions in violation of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of such director's duty of care.

          In addition, the Company's bylaws (the "Bylaws") provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of the Company or an officer of the Company elected by the Board of Directors or, while a director of the Company or an officer of the Company elected by the Board of Directors, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Company.

          The Company maintains directors' and officers' liability insurance policies insuring directors and officers of the Company for certain covered losses as defined in the policies.

          The above discussion of the Company's corporate documents is not intended to be exhaustive and is qualified in its entirety by the Company's corporate documents.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9. Undertakings

(a)          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-

effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 3, 2009.

SUN HEALTHCARE GROUP, INC.

By: /s/ Richard K. Matros_____________
Richard K. Matros
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard K. Matros, L. Bryan Shaul and Michael T. Berg, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Matros Richard K. Matros	Chairman and Chief Executive Officer (Principal Executive Officer)	March 3, 2009

/s/ L. Bryan Shaul L. Bryan Shaul	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 3, 2009

Signature	Title	Date

/s/ Gregory S. Anderson Gregory S. Anderson	Director	March 3, 2009

/s/ Tony M. Astorga Tony M. Astorga	Director	March 2, 2009

/s/ Christian K. Bement Christian K. Bement	Director	March 2, 2009

/s/ Michael J. Foster Michael J. Foster	Director	March 3, 2009

/s/ Barbara B. Kennelly Barbara B. Kennelly	Director	March 2, 2009

/s/ Steven M. Looney Steven M. Looney	Director	March 3, 2009

/s/ Milton J. Walters Milton J. Walters	Director	March 3, 2009

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Sun Healthcare Group, Inc. Deferred Compensation Plan.

5.1	Opinion of Counsel.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this registration statement under "Signatures").